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                                                                    EXHIBIT 3.20

               [Restated electronically for SEC filing purposes]

                        RESTATED ARTICLES OF ORGANIZATION
                                       OF
                            OPRYLAND HOSPITALITY, LLC

                                   Article I.

The name of the limited liability company is Opryland Hospitality, LLC (the "LLC").

                                   Article II.

The street address of the registered office of the LLC shall be One Gaylord Drive, Nashville, Tennessee 37214, Davidson County. The registered agent at that office shall be Carter R. Todd.

                                  Article III.

The name and address of the organizer of the Company is Thomas J. Sherrard, Sherrard & Roe, PLC, 424 Church Street, Suite 2000, Nashville, Tennessee 37219.

                                   Article IV.

The LLC shall be member-managed.

                                   Article V.

The address of the principal executive office of the LLC is: One Gaylord Drive, Nashville, Tennessee, 37214, which is located in Davidson County.

Dated this 30th day of November, 2000                /s/ Thomas J. Sherrard
                                                     ----------------------
                                                     Thomas J. Sherrard